EXHIBIT 23.2




Board of Directors
Kentucky First Bancorp, Inc.
308 North Main Street
Cynthiana, Kentucky  41031-1210

               Re: Registration Statement on Form S-8
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     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 5, 2002, on our audit of the consolidated financial statements of financial condition of Kentucky First Bancorp, Inc. and subsidiary as of June 30, 2002, and the related consolidated statements of earnings, shareholders' equity and cash flows, which are included in Kentucky First Bancorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002.

/s/ Grant Thornton, LLP

Grant Thornton, LLP
May 19, 2003